Exhibit 4.23

English translation

I-Mab Biopharma (Hangzhou) Co., Ltd.

_________________________________________________________________

Investment Agreement

_________________________________________________________________

July 16, 2022

Table of Contents

Article 1	Definitions	4
Article 2	This Capital Increase	7
Article 3	Closing Conditions	7
Article 4	Closing and Related Matters	9
Article 5	Representations and Warranties	13
Article 6	Transitional Period Covenants	20
Article 7	Other Agreements and Covenants	22
Article 8	Liability for Breach of Contract; Indemnification	23
Article 9	Effectiveness, Amendment and Termination of the Agreement	24
Article 10	Miscellaneous	25
Schedule 1:	Amended Articles of Association
Schedule 2:	Shareholding Structures of the Company
Schedule 3:	Closing Certificate
Schedule 4:	List of Key Employees
Schedule 5:	Disclosure Schedules

i

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is entered into in the PRC on July 16, 2022 (the “Signing Date”) by and among the following parties:

1.

I-Mab Biopharma (Hangzhou) Co., Ltd., a limited liability company legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330100MA2GNANB49 (the “Company”);

2.	I-Mab Biopharma Co., Ltd., a limited liability company legally established and existing in accordance with the PRC laws, whose unified social credit code is 91310115MA1K3G0E1F (“I-Mab Shanghai”);

3.

I-MAB BIOPHARMA HONGKONG LIMITED, a company limited by law established in accordance with the laws of the Hong Kong Special Administrative Region of the PRC, whose registration number is 2400410 (“I-Mab HK”);

4.

Pingtan Wenzhou Ruihe Investment Partnership (Limited Partnership) (平潭文周瑞和投资合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91350128MA8TQEYH30 ( “Wenzhou Ruihe”);

5.Huzhou Jingyun Equity Investment Partnership (Limited Partnership) (湖州静耘股权投资合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330501MA2JL1G07W ( “Huzhou Jingyun”);

6.Pingtan Wenzhou Ruizhi Investment Partnership (Limited Partnership) (平潭文周瑞致投资合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91350128MA8TQFP85C ( “Wenzhou Ruizhi”);

7.Jiaxing Hongtong Investment Partnership (Limited Partnership) (嘉兴鸿桐创业投资合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330402MA7GF15T8Q ( “Jiaxing Hongtong”);

8.Qingdao Zhongou Industry Investment Partnership (Limited Partnership) (青岛中欧创新产业投资基金合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91370202MA3WNGTEXK ( “Qingdao Zhongou”);

9.Qingdao Haiyang Innovation Investment Co., Ltd. (青岛海洋创新产业投资基金有限公司), a limited liability company legally established and existing in accordance with the PRC laws, whose unified social credit code is 91370282MA3N5L323R ( “Qingdao Haiyang Innovation”);

10.Ningbo Yijing Management Partnership (Limited Partnership) (宁波市伊境企业管理合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330205MA7JC3H09J ( “Ningbo Yijing”);

11.Ningbo Hangjing Management Partnership (Limited Partnership) (宁波市杭境企业管理合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330205MA7HXY278M ( “Ningbo Yijing”);

12.Ningbo Zhengjing Management Partnership (Limited Partnership) (宁波市正境企业管理合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330205MA7GQY2K5F ( “Ningbo Zhengjing”, together with Ningbo Zhengjing, Wenzhou Ruihe, Huzhou Jingyun, Wenzhou Ruizhi, Jixing Hongtong, Qingdao Zhongou, Qingdao Haiyang Innovation, Ningbo Yijing, Ningbo Hangjing, the “Investors”); (for the avoidance of doubt, Investors does not include series A round investors)

13.	Lili Qian, a Chinese citizen, whose ID number is ***;

14.	Zhengsong Zhang, a Chinese citizen, whose ID number is ***;

15.	Yunfei Zhang, a Chinese citizen, whose ID number is ***;

16.	Lihong Lou, a Chinese citizen, whose ID number is ***;

17.	Kai Zhou, a Chinese citizen, whose ID number is ***;

18.	Fang Yin, a Chinese citizen, whose ID number is *** (together with Lili Qian, Zhengsong Zhang, Yunfei Zhang, Lihong Lou and Kai Zhou, collectively referred to as the “Management”);

19.

Hangzhou Yijing Biotech Partnership (Limited Partnership) (杭州伊境生物科技合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330100MA2HY0AEXX (“Hangzhou Yijing”); and

20.

Hangzhou Lanjing Biotech Partnership (Limited Partnership) (杭州阑境生物科技合伙企业(有限合伙)), a limited partnership legally established and existing in accordance with the PRC laws, whose unified social credit code is 91330100MA2HY07T3Q (“Hangzhou Lanjing”; together with I-Mab HK, the Series A Round Investors, and Hangzhou Yijing, collectively referred to as the “Existing Shareholders”).

The above parties are hereinafter collectively referred to as the “Parties”. When any party hereto is referred to as a “Party”, the other parties hereto will be referred to as the “Other Parties”.

WHEREAS:

1.

The Company is a limited liability company legally established and existing in accordance with PRC laws, which was established on 26 June, 2019. The Company’s unified social credit code is 91330100MA2GNANB49, its current registered capital is USD 30 million, and its business scope is: technology development, technology services, technology consulting, and transfer of results: biotechnology, pharmaceutical technology (with respect to the above, except for the development and application of human stem cells, gene diagnosis and treatment technology); production: drugs; drugs, pharmaceutical intermediates, Category I medical device wholesale and import and export business (except for those subject to special access control regulations stipulated by the state).

2.

As of the Signing Date of this Agreement, I-Mab HK holds 45% of the equity in the Company, represented by the Company’s registered capital of USD 13.50 million, of which the paid-in registered capital is USD 13.50 million. I-Mab HK is a wholly owned Subsidiary of I-Mab 天境生物 (NASDAQ: IMAB; hereinafter referred to as “I-Mab”).

3.

As of the Signing Date of this Agreement, the Series A Round Investors hold a total of 40% of the Company’s equity, of which Fushi Capital holds 8.33% of the Company’s equity, corresponding to USD 2.5 million in registered capital of the Company, and a paid-in capital of USD 2.5 million; Heda Investment holds 6.67% of the Company’s equity, corresponding to USD 2 million in registered capital of the Company, and a paid-in capital of USD 2 million; Tsingsong Shenzhen holds 5.52% of the Company’s equity, corresponding to USD 1.655 million in registered capital of the Company, and a paid-in capital of USD 1.655 million; Ronghui Derun holds 3.33% of the Company’s equity, corresponding to USD 1 million in registered capital of the Company, and a paid-in capital of USD 1 million; Tsingsong Nanjing holds 2.82% of the Company’s equity, corresponding to USD 845,000 in registered capital of the Company, and a paid-in capital of USD 845,000; Guochuang Junyao holds 2.33% of the Company’s equity, corresponding to USD 700,000 in registered capital of the Company, and a paid-in capital of USD 700,000; Hanhai Qianyuan holds 2.33% of the Company’s equity, corresponding to USD 700,000 in registered capital of the Company, and a paid-in capital of USD 700,000; Yanchuang Yangming holds 1.07% of the Company’s equity, corresponding to USD 320,000 in registered capital of the Company, and a paid-in capital of USD 320,000; Haibang Yigu holds 1% of the Company’s equity, corresponding to USD 300,000 in registered capital of the Company, and a paid-in capital of USD 300,000; Jialiang Shan holds 1% of the Company’s equity, corresponding to USD 300,000 in registered capital of the Company, and a paid-in capital of USD 300,000; Silu Fund holds 1% of the Company’s equity, corresponding to USD 300,000 in registered capital of the Company, and a paid-in capital of USD 300,000; Yanyuan Dongfang holds 0.93% of the Company’s equity, corresponding to USD 280,000 in registered capital of the Company, and a paid-in capital of USD 280,000; Rongshun Yanyuan holds 0.83% of the Company’s equity, corresponding to USD 250,000 in registered capital of the Company, and a paid-in capital of USD 250,000; Yanyuan Innovation holds 0.83% of the Company’s equity, corresponding to USD 250,000 in registered capital of the Company, and a paid-in capital of USD 250,000; Yanyuan Chanrong holds 0.67% of the Company’s equity, corresponding to USD 200,000 in registered capital of the Company, and a paid-in capital of USD 200,000; Viva Biotech holds 0.67% of the Company’s equity, corresponding to USD 200,000 in registered capital of the Company, and a paid-in capital of USD 200,000; Huatian Enterprise Management holds 0.42% of the Company’s equity, corresponding to USD 125,000 in registered capital of the Company, and a paid-in capital of USD 125,000; Qingdao Xinneng holds 0.25% of the Company’s equity, corresponding to USD 75,000 in registered capital of the Company, and a paid-in capital of USD 75,000.

4.

As of the date of signing of this Agreement, Hangzhou Yijing holds 10% of the Company’s equity, corresponding to USD 3 million in registered capital of the Company, and a paid-in capital of USD 750,000. Hangzhou Yijing is the Management Holdco of the Company, and the Executive Affairs Partner is Lili Qian. Hangzhou Lanjing holds 5% of the Company’s equity, corresponding to USD 1.5 million in registered capital of the Company, and a paid-in capital of USD 0. Hangzhou Lanjing is the ESOP Holdco of the Company, and the Executive Affairs Partner is Lili Qian.

5.

The Investors intend to invest a total of RMB 292.43 million into the company through capital increase and share expansion to subscribe for new registered capital of the Company totaling to USD 3.445758 million (“New Registered Capital”)(“This Capital Increase”).

6.

the Parties will also sign a Shareholders Agreement (the “Shareholders Agreement”) on or before Closing Date to further provide for the rights and obligations of the shareholders of the Company after the Closing Date.

THEREFORE, the Parties have entered into the following agreement through negotiation:

Article 1Definitions

1.1	Definitions. Definitions The following terms shall have the following meanings when used in this Agreement:

Affiliate

With respect to a Party, refers to any enterprise that controls or is controlled by such Party, or is under common control by the same entity with such Party. “Control” means directly or indirectly owning more than fifty percent (50%) of equity, voting rights, or directly or indirectly owning more than fifty percent (50%) of any other equivalent assets of the enterprise, or other power or right that can independently determine the management of the enterprise. “Entities” may include but are not limited to individuals, partnerships, companies and other legal entities.

Senior Officers	Refer to general manager, deputy general manager, financial controller and other VP or above level officers.

Working Day	Refers to any day except Saturdays, Sundays or Chinese legal holidays.

Qualified IPO

The public offering of the Company’s shares on the China Stock Exchange’s Science and Technology Board, Main Board, Small and Medium-Sized Enterprise Board, Growth Enterprise Board, or Hong Kong Stock Exchange, U.S. Stock Exchange, or other stock exchanges approved by the Shareholders of the Company in accordance with provisions of the Shareholders Agreement.

Transaction Documents

Refer to this Agreement, the Shareholders Agreement, the Amended and Restated Articles of Association of the Company reflecting This Capital Increase (referred to as the “Amended Articles of Association”), and any other agreement or document in connection with the transactions contemplated hereunder which is entered into pursuant to any of the foregoing documents.

Person

Refers to any natural person, legal person, partnership, limited liability company, company limited by shares, association, trust, unincorporated organization, or any other legal entity of any nature established in accordance with any Applicable Law, or any Government Agency.

MOFCOM	Refers to the Ministry of Commerce of China and its counterparts at all levels that exercise similar powers.

Market Regulation Bureau	Refers to the PRC’s State Administration for Market Regulation and its local counterparts that exercise similar powers at all levels.

Applicable Law

With respect to any Person, refers to any public, valid and applicable treaties, laws, administrative regulations, local regulations, rules, decisions, orders, judicial interpretations, judgments, rulings, arbitration awards or other normative documents that is applicable to that Person or binding on that Person or any of its assets.

Subsidiary

With respect to any Person, refers to any legal person, partnership, limited liability company, company limited by shares, association, trust, or other entity in which the Person (alone or through or in collaboration with any other Person) directly or indirectly owns securities or other interests in it, so that the Person generally has more than fifty percent (50%) of the voting rights in the election of the board of directors or other similar decision-making bodies, or in which the Person is given the right to control by other means.

I-Mab Shanghai	I-Mab Biopharma Co., Ltd.

Beijing Sanjing	Sanjing (Beijing) Biotechnology Co., Ltd.

I-Mab Tianjin	I-Mab Bio-tech (Tianjin) Co., Ltd.

Series A Round Investment Agreement	On September 15, 2020, the Existing Shareholders, the Management and the Company except for Qingdao Xinneng entered into that certain Equity Transfer and Investment Agreement.

Series A Round Investors	Refers to the entities listed in row #2 to row #19 in Schedule 2 attached hereto.

the Management

Lili Qian, a Chinese citizen, whose ID number is ***; Zhengsong Zhang, a Chinese citizen, whose ID number is ***; Yunfei Zhang, a Chinese citizen, whose ID number is ***; Lihong Lou, a Chinese citizen, whose ID number is ***; Kai Zhou, a Chinese citizen, whose ID number is ***; Fang Yin, a Chinese citizen, whose ID number is ***.

Management Holdco	Refers to the entity listed in row #20 in Schedule 2 attached hereto.

ESOP Holdco	Refers to the entity listed in row #21 in Schedule 2 attached hereto.

Existing Shareholders	Refers to I-Mab HK, the Series A Round Investors, the Management, ESOP Holdco and Management Holdco.
Intellectual Property

Refers to patents, trademarks, service marks, registered designs, domain names, utility models, copyrights, inventions, confidential information, trade secrets, proprietary production processes and equipment, brand names, database rights, trade names, or a right similar to any of the above, and the interest of any of the above (whether registered or unregistered, and including the application for the authorization of the above items and the right to apply for any of the above items anywhere in the world).

OXIF	Refer to the OX40-IFNɑ bispecific antibody fusion protein introduced by the Company in December 2020.

A3	Refers to the Target Pipeline TJA3 listed in Schedule 1 of the Series A Round Investment Agreement.

T6	Refers to the Target Pipeline TJT6 listed in Schedule 1 to the Series A Round Investment Agreement.

L1A3	Refers to the Target Pipeline TJL1A3 listed in Schedule 1 of the Series A Round Investment Agreement.

Material Adverse Change

Refers to any material adverse impact or change that has caused a significant adverse effect on the Company’s Target Pipelines, business, management, financial condition, Intellectual Property, debt, governmental approval, or qualifications (but in each case does not include any such material adverse impact or change that has been remedied or corrected); in case the Company incurs or is reasonable expected to incur a loss of RMB 5 million or more, it shall be deemed as a Material Adverse Change.

Government agency

Refers to any government or its affiliates with jurisdiction, any department or agency of any government or its affiliates, any legislative body, court or arbitral tribunal, and any stock exchange regulatory agency.

PRC	Refers to the People’s Republic of China. For the purpose of this Agreement, it does not include the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

Greater China	Refers to the People’s Republic of China. For the purposes of this Agreement, it includes the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

Force Majeure Event

Refers to any objective event or circumstance that is unforeseeable, inevitable and unavoidable, including without limitation earthquake, typhoon, flood, fire or other natural disasters, strike, pandemic (including COVID-19), riot, war. For the avoidance of doubt, any change of laws, regulations, policies, government orders of any national, regional or local Government Agency that is unforeseeable on the Signing Date hereof shall be deemed as Force Majeure.

Article 2This Capital Increase

2.1

On the Signing Date of this Agreement, the Company’s registered capital is USD 30 million, and the paid-in registered capital is USD 26.25 million. The amount of registered capital respectively subscribed by current the shareholders of the Company and their respective shareholding percentage in the Company are reflected in Schedule 2.

2.2

The Investors agree to subscribe for the New Registered Capital of the Company of USD 3.445758 million at a price of RMB 292.43 million on the Closing Date in order to acquire 5.00% equity in the Company after This Capital Increase, of which USD 3.445758 million is credited to the registered capital of the Company and the remaining USD 4.2497683 million is credited to the capital reserve of the Company in accordance with the terms and conditions agreed herein.

2.3

The Existing Shareholders agree to This Capital Increase and agree to waive their Pre-emptive Rights to subscribe to This Capital Increase in accordance with the articles of association, Shareholders Agreement or other agreements between Existing Shareholders currently in force.

Article 3Closing Conditions

3.1

Conditions Precedent. The obligation of the Investors to complete its obligation to subscribe for the New Registered Capital and to pay the consideration of their investments (“Closing”) shall be subject to the following conditions (each of which is referred to as a “Condition Precedent”) being satisfied or waived in writing by the Investors on or prior to the Closing Date:

(1)	The Investors have completed the business, legal, and financial due diligence on the Company;
(2)

The representations and warranties made by the Company herein are true, accurate, complete and not misleading in all material respects on the Signing Date and the Closing Date, there is no Material Adverse Change in the Company, and the Company shall have delivered a Closing Certificate to the Investors in the form and substance as attached hereto as Schedule 3;

(3)

Except the relevant Market Regulation Bureau Registration (as defined below), tax registration, MOFCOM foreign invested companies’ information reporting and change of foreign exchange registration, the Company has obtained and completed all necessary authorizations, consents and approvals required to be obtained by the Company for the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereunder;

(4)	This Agreement has been duly executed and delivered by the Parties, has become effective, and remains fully effective on the Closing Date;
(5)	A Shareholders Agreement satisfactory to the Investors has been duly executed and delivered by the Parties, and shall take effect on and from the Closing Date;
(6)	The Parties shall have duly executed and delivered other Transaction Documents (if any) which, according to terms thereof, shall be executed on or prior to the Closing Date;
(7)

The Investors have obtained all necessary internal approvals and authorizations for the purpose of signing this Agreement and other Transaction Documents and completing the transactions and other related matters under this Agreement and other Transaction Documents.

3.2

Long-Stop Date. All Parties shall exert their best efforts to ensure that all Conditions Precedent be satisfied no later than September 30, 2022. If any of the Conditions Precedent is not met within such time limit and is not waived by the Investors in writing, any Party has the right to terminate this Agreement by giving a written notice to the Other Parties. The termination of this Agreement shall be effective on and from the date of such written notice of termination. Notwithstanding the foregoing, the Party who bears the main responsibility or fault to which the failure of satisfaction of any Condition Precedent within the above-mentioned deadline is attributable shall not have the right to terminate this Agreement in accordance with the provisions of this Article 3.2. At the Closing, if any of the Conditions Precedent are waived by the Investors in writing, unless expressly and permanently waived by Investors, such Condition Precedent shall automatically become post-Closing obligations under Article 4.3 of this Agreement, and such obligations shall be fulfilled within the time limit otherwise agreed in writing by the Investors.

Article 4Closing and Related Matters

4.1

Time of Closing. Closing shall be made (1) on the date on which the Conditions Precedent set forth in Article 3.1 of this Agreement (except for those which by their nature must be achieved on such Closing Date) are fully achieved or waived by the Investors in writing, and (2) within ten (10) Working Days (the “Closing Date”) after the date that Wenzhou Ruihe and Wenzhou Ruizhi shall complete the private fund filing (“Fund Filing”) with the Asset Management Association of China (whichever is later).

4.2

Closing. The Parties agree that the Investors shall remit the investment amount due from its investors by wire transfer to the Company’s designated bank account on the Closing Date. If, as of September 30, 2022, Wenzhou Ruihe and Wenzhou Ruizhi has not completed the Fund Filing, the Company, Wenzhou Ruihe and Wenzhou Ruizhi each have the right to cancel This Capital Increase, in which case, the rights and obligations of Wenzhou Ruihe and Wenzhou Ruizhi under this Agreement automatically terminate and are not subject to the Article 8 “Liability for Breach of Contract; Indemnification” of this Agreement. The amount of Investors Investment Amount payable by the Investors shall be as follows:

(1)

Qingdao Zhongou shall pay RMB 20 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 235,664 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 2,906,520 shall be booked to the Company’s capital reserve as a premium.

(2)

Qingdao Haiyang Innovation shall pay RMB 20 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 235,664 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 2,906,520 shall be booked to the Company’s capital reserve as a premium.

(3)

Wenzhou Ruihe shall pay RMB 50 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 589,159 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 7,266,301 shall be booked to the Company’s capital reserve as a premium.

(4)

Huzhou Jingyun shall pay RMB 48.58 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 572,427 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 7,059,937 shall be booked to the Company’s capital reserve as a premium.

(5)

Wenzhou Ruizhi shall pay RMB 30 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 353,496 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 4,359,780 shall be booked to the Company’s capital reserve as a premium.

(6)

Jiaxing Hongtong shall pay RMB 25 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 294,580 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 3,633,150 shall be booked to the Company’s capital reserve as a premium.

(7)

Ningbo Yijing shall pay RMB 37.6 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 443,048 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 5,464,258 shall be booked to the Company’s capital reserve as a premium.

(8)

Ningbo Hangjing shall pay RMB 41.5 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 489,002 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 6,031,029 shall be booked to the Company’s capital reserve as a premium.

(9)

Ningbo Zhengjing shall pay RMB 19.75 million to the Company to fulfill its obligation to contribute to the New Registered Capital subscribed. Among such investment amount, RMB equivalent to USD 232,718 shall be booked to the Company’s registered capital, and the remaining RMB equivalent to USD 2,870,189 shall be booked to the Company’s capital reserve as a premium.

4.3	Post-Closing Covenants

I-Mab HK (for Article 4.3 (3), (4) and (10) to (16) only), the Company, Hangzhou Yijing, Hangzhou Lanjing, and the Management hereby represent and covenant to the Investors (including the Series A Round Investors) as follows:

(1)

The Company shall, within two (2) months after the Closing, complete the registration of changes with the Market Regulation Bureau (including the registration of change of registered capital, shareholders change and shareholding percentage change, as well as filing for the Amended Articles of Association and the Company’s new Board of Directors, collectively referred to as the “Market Regulation Bureau Registration”) for the transactions contemplated hereunder, obtain an updated business license, and complete the necessary tax registration, MOFCOM foreign invested companies information reporting, change of foreign exchange registration, and other registrations or filings required by Applicable Laws of the PRC. The company shall, within fifteen (15) Working Days after the investment payment by the Investor, conduct capital verification on the Investors Investment Amount by an accounting firm approved by the Investors in advance, and issue a capital verification report on the full payment of Investors Investment Amount in the current period, and submit the original capital verification report to the Investors.

(2)

After the Closing, the Company shall prompt Hangzhou Yijing and Hangzhou Lanjing to complete the paid-in capital contribution to I-Mab Hangzhou on time, and to fulfill the aforementioned capital contribution obligations no later than before the company’s listing equity division reform.

(3)	Before the company applies for Qualified IPO, the company shall cooperate with the engaged intermediaries at that time to eliminate potential independence issues.

(4)

After the Closing, the Company and the Management shall, prior to the Company’s application for Qualified IPO, cooperate with the then engaged IPO intermediaries in eliminating circumstance that may constitute obstacles to the Qualified IPO; transactions between the Company and its Affiliated Company(ies), and between the Company and its directors, officers, managers, shareholders or other Affiliates, shall be conducted in compliance with requirements of relevant securities regulatory rules such as reasonableness, necessity, fairness, etc.

(5)

After the Closing, the Company will apply for, renew and obtain all licenses, authorizations, approvals, recognitions or filings (hereinafter referred to as “Business Qualifications”) from governmental authorities or regulatory authorities required to carry out its business activities within 6 months after the Closing Date in accordance with the provisions of laws and regulations, including, but are not limited to, drug manufacturing licenses, drug registration approval letters, Good Manufacturing Practice certification, and Good Supply Practice for Drugs certification.

(6)

After the Closing, the Company will gradually establish its own brand name and trademark system, and apply for registration of trademarks used in the operation of its existing business and/or proposed business.

(7)	The Company will promptly fulfill its notification obligations to Bank of Communications, Hangzhou Huansha Sub-Branch after the Closing.
(8)

After the Closing, the Company shall construct the project of Hangzhou manufacture base in accordance with the applicable laws or requirements of Government Agencies, and shall, based on process of the construction, complete procedures required by the applicable laws such as relevant approval, registration or filing, ensure that all material aspects of the Company’s construction, fire protection, environmental protection and production safety comply with the requirements of laws and regulations.

(9)

After the Closing, the Company will gradually set up subsidiaries in different locations, and the subsidiaries in different locations will pay social security and provident fund for employees in different locations to gradually standardize the social security and provident fund contributions.

(10)

Subject to the completion of the Closing of This Capital Increase, I-Mab HK covenants to make its reasonable commercial efforts to reduce the proportion of equity held in the Company by no more than 30% within 3 months after the Closing of This Capital Increase (to the extent that the equity in the Company is sufficiently diluted at that time), in the specific manner to be determined by subsequent consultation between the Parties, and the other parties undertake to cooperate with their reasonable commercial efforts. If due to market reasons or other subjective reasons not subjective to I-Mab HK, it is unable to complete the above-mentioned equity proportion adjustment within 3 months after the Closing of This Capital Increase, such period may be postponed to a period agreed upon by all Parties after consultation between the Parties. For the avoidance of doubt, an increase in Proportion of Shares resulting from the performance of Article 3.5 of the Shareholders Agreement shall not be deemed to be a breach by I-Mab HK of its obligations under this subparagraph.

(11)

The Parties are willing to cooperate in making reasonable commercial efforts to make the Management Holdco (including the ESOP Holdco) the largest shareholder of the Company when the Series C Round of financing of the Company is completed.

(12)

In view of the fact that the Company takes the clinical development and commercialization of drugs for autoimmune disease indications as its main business and future key development direction, I-Mab HK and I-Mab Shanghai and their affiliates guarantee that I-Mab Shanghai will not focus on autoimmune disease as its business development in the future, and in the event of any new business or business opportunities in such field, they shall communicate with the Company for its consent, and give priority to deliver such relevant business opportunities to the Company under the same conditions. With respect to the relevant business of drugs for autoimmune disease indications in stock at I-Mab Shanghai as of the date of signing this Agreement (see Schedule 5 Disclosure Schedules to this Agreement for details), I-Mab HK and I-Mab Shanghai shall make their best commercial efforts to actively seek arrangements such as external authorization or transfer before the company applies for Qualified IPO, and give priority to deliver such relevant business opportunities to the Company under the same conditions.

(13)

In view of the fact that I-Mab Shanghai takes the clinical development and commercialization of oncology drug development as its main business, the Company guarantees that in principle no new target development of oncology drugs will be added in the future. For the currently available oncology drug development targets L1A3, T6, A3 and OXIF, the Company will actively seek arrangements such as external authorization or transfer, and give priority to transferring such commercial opportunities to I-Mab Shanghai or its affiliates under the same conditions. If the above-mentioned targets of the Company are indeed the same or similar to the other target indications of I-Mab Shanghai and its affiliates in the oncology drug development pipeline indications, I-Mab Shanghai and the Company shall negotiate and determine the solution separately at that time. However, I-Mab HK and the Company shall address the same issues with respect to oncology drug indications no later than before the Company applies for Qualified IPO, so as to ensure that the Company meets the relevant requirements of Qualified IPO for horizontal competition at that time. Notwithstanding the foregoing, I-Mab HK and I-Mab Shanghai covenant to make their best efforts not to take actions that increase the matter of inter-sector competition between the Company and I-Mab Shanghai and violate the circumstances agreed in this Agreement, so as to reduce the issue of horizontal competition with the Company since the Closing of This Capital Increase.

(14)

I-Mab HK and I-Mab Shanghai guarantee that they will, based on the actual situation of the equity in the Company held by I-Mab HK at that time, cooperate with the then engaged IPO intermediaries by the Company to provide the necessary cooperation in eliminating the circumstances that constitute a material impediment to the Qualified IPO of the Company, including but not limited to: 1) issue a Letter of Commitments to avoid horizontal competition (if required) and cooperate with the signing of relevant written agreements (if involved) in accordance with the audit requirements at that time and the proportion of shares of I-Mab HK at that time when the Company applies for a Qualified IPO; 2) make its best commercial efforts to cooperate in reducing connected transactions with the Company in accordance with the audit requirements at that time when the Company applies for a Qualified IPO, and ensure that its connected transactions with the Company shall be conducted in compliance with requirements of relevant securities regulatory rules such as reasonableness, necessity, and fairness; 3) in order to meet the audit requirements of the independence of the Company’s personnel when applying for the Qualified IPO, I-Mab HK shall cooperate with the Company to improve the independence of the Company’s personnel by June 30, 2023, including but not limited to make the relevant personnel of I-Mab HK no longer participate in the operation and management of the Company as members of the management of the Company and to maintain mutual independence with the management of the Company.

(15)

Except for force majeure, I-Mab HK and I-Mab Shanghai guarantee that the interests in the Target Pipeline L1A3 as listed in Schedule 1 to Series A Round Investment Agreement shall be fully transferred to the Company by June 30, 2022 and the relevant conditions set out in Article 3.1 (8) and (9) of the Series A Round Investment Agreement have been fully satisfied (collectively referred to as the “Transfer of Interests Obligations of Series A Round Investment Agreement”). Unless otherwise agreed with the Company, I-Mab HK and I-Mab Shanghai guarantee that regardless of whether or not the Transfer of Interests Obligations of Series A Round Investment Agreement have been completed, neither I-Mab HK nor I-Mab Shanghai shall further advance the arrangements for the clinical development and commercialization of the intangible assets listed in Schedule 1 to the Series A Round Investment Agreement and the related product pipeline utilizing or involving such intangible assets. In order to meet the Company’s Qualified IPO filing or submission requirements, the Company warrants, and I-Mab HK and I-Mab Shanghai warrant that the Company shall consummate a complete Phase 1 human clinical trial of at least one drug by June 30, 2023.

(16)

I-Mab HK guarantees that, although it always insists on the truthfulness and accuracy of the content in its information disclosure, for the sake of clarity of its obligations, I-Mab HK shall neither expressly or impliedly disclose the Company still as a controlled subsidiary of I-Mab HK nor bring the Company’s business and products into the scope of control of I-Mab HK at that time for publicity and disclosure, from the date when the proportion of equity of I-Mab HK in the Company is reduced to within 30% (to the extent that the equity in the Company is sufficiently diluted at that time).

Article 5Representations and Warranties

5.1

Company’s Representations and Warranties. The Company, Hangzhou Yijing, Hangzhou Lanjing and the Management (collectively referred to as the “Warrantors”) jointly make the representations and warranties to the Investors as follows: except for the exceptional circumstances as disclosed by the Company to the Investors in the disclosure schedules attached hereto as Schedule 5 (“Disclosure Schedules”, the specific items set forth in the Disclosure Schedules shall qualify the corresponding representations and warranties hereunder), the Warrantors make the following representations and warranties in connection with this Agreement on the Signing Date and the Closing Date of this Agreement (or, for representations and warranties made on a specific date, such representations and warranties are deemed to be made on that specific date), and the Warrantors acknowledge and agree that the Investors rely on the authenticity, completeness and accuracy of these representations and warranties to sign this Agreement and consummate the transactions contemplated under this Agreement.

(1)

Due Organization. The Company is a limited liability company established and validly established in accordance with the conditions and legal procedures prescribed by the PRC laws. It has obtained all necessary approvals and permits from Government Agencies for its establishment.

(2)

Constitutional Documents. The constitutional documents of the Company that have been delivered to the Investors are true and complete. On the Signing Date and the Closing Date of this Agreement, the above-mentioned constitutional documents are valid and have not been replaced by other documents (provided that at Closing, such constitutional documents will be superseded by the Amended Articles of Association). All legal and procedural requirements and other procedures related to the above-mentioned constitutional documents have been properly complied with and performed in accordance with the law.

(3)

Authorization and Enforceability. After the execution, delivery and performance of this Agreement and the other Transaction Documents are duly authorized and this Agreement and the other transaction documents to which the Company, Hangzhou Yijing, Hangzhou Lanjing and the Management are a Party shall be executed by the relevant parties, they shall constitute valid and legally binding agreements on the Company, Hangzhou Yijing, Hangzhou Lanjing and the Management. The form of this Agreement is lawful, and is enforceable upon the Company, Hangzhou Yijing, Hangzhou Lanjing and the Management. The Company, Hangzhou Yijing, Hangzhou Lanjing and the Management’s execution, delivery and performance of this Agreement and other Transaction Documents to which they are a Party, and the rights and obligations under such Transaction Documents, will not violate laws and regulations of the PRC nor the articles of association or other constitutional documents of the Company, Hangzhou Yijing, Hangzhou Lanjing and the Management, will not violate court judgments, rulings, arbitral awards, administrative decisions, orders which are binding on or applicable to the Company, Hangzhou Yijing, Hangzhou Lanjing and the Management, and will not violate any document, contract or agreement to which the Company, Hangzhou Yijing, Hangzhou Lanjing and the Management are a Party.

(4)

Capital Contribution. As of the Signing Date of this Agreement, the registered capital of the Company has been paid in full, except for the registered capital owned by Hangzhou Lanjing and Hangzhou Yijing.

(5)

Government Approval. As of the Closing Date, the Company has full power and authority to hold, lease or operate its property (including without limitation Intangible Assets of the Licensed Pipelines) and operate its existing business (including without limitation the Licensed Pipelines), and has all the required approvals, permits, licenses, certificates, consents, or other approval documents from government agencies (“Approval Documents”) for holding, leasing or operating its property (including without limitation Intangible Assets of the Licensed Pipelines) and operating its existing business (including without limitation the Licensed Pipelines), there is no ongoing or potential government agency Approval Documents that may be suspended or revoked, unless the absence of such Approval Documents of the government agency, or the potential revocation or cancellation of such Approval Documents from the government agency will not prevent the Company from fulfilling this Agreement or cause material negative effects. The Company has always complied with the requirements of these Approval Documents, and has not violated these Approval Documents in any material respect. The Company has never received any written or oral notice from any government department informing it that it has violated any provisions under any such Approval Documents.

(6)

Company’s External Investment. The Company does not have any domestic subsidiaries, branches or entities invested in other forms, nor any other investment commitments, except for holding 100% of the equity in Yijing Biotech (Beijing) Co., Ltd. and Lanjing Biotech (Shanghai) Co., Ltd., and holding I-Mab Biopharma (Hangzhou) Co., Ltd. Shanghai Branch.

(7)

Financial Statements; Off-Balance Sheet Liabilities. The Company has delivered the unaudited Company’s balance sheet and related income statement and cash flow statement (hereinafter collectively referred to as “Management Statements”) as of the financial statement date (that is, November 30, 2021). The Management Statements (a) are prepared based on the Company’s books and other financial records,(b) in material respects fairly reflect the Company’s financial status and operating results as of the financial statement date or the corresponding period, and (c) have been prepared in accordance with China’s general accounting principles and following the principle of consistency in line with the Company’s previous practice.

The Company does not have any other material off-balance sheet transactions, debts, arrangements and obligations, including but not limited to relationships with non-consolidated reporting entities.

(8)

Related Party Transactions. There are no material transactions between the Company and the Company and/or Affiliated Companies and their directors, officers, managers, shareholders, or other related parties (hereinafter collectively referred to as “Related Parties”) that contain terms different from those terms entered into with unrelated third parties based on the fair trade. As of the Closing Date, except for the Transaction Documents (including the agreement or documents required or contemplated by the Transaction Documents) and labor-related contracts, there is no contract, agreement or other transaction between the Company and any Related Parties that is still within the validity period or has not been completed, and there are no due or outstanding debts, liabilities nor any other payables and receivables with the Related Parties, except for those that will not cause Material Adverse Changes in the Company’s production and operation.

(9)	No Material Adverse Change. From the financial statement date to the Closing Date, the Company’s business operations are normal, specifically:
(a)	There is no Material Adverse Change to the Company’s financial situation, assets, liabilities, and net business value, except for changes in the ordinary course of operation;
(b)	There are no strikes, labor disputes, or any new or continuation of events or circumstances that cause or may cause Material Adverse Change to the Company;
(c)

There is no cancellation or waiver of right that may have a material adverse impact on the business operations, nor is there cancellation or waiver of any rights or claims with material value, nor is there cancellation or waiver of any rights or claims against Related Parties;

(d)	No Material Adverse Change to the relationship between the Company and its suppliers, clients or customers has occurred or may occur;
(e)	No Material Adverse Change in the accounting or bookkeeping methods or accounting practices related to or affecting the business of the Company has occurred;
(f)

There is no sale, transfer or lease of any material property or asset (whether tangible or intangible), nor any incumbrance created on such assets, and there is no payment, loan or prepayment obligation related to such material property or asset.

(10)

Tax Matters. All tax statements, reports and forms (“Tax Reports”) that need to be submitted by the Company have been provided to the competent government authorities in a timely manner, and all Tax Reports accurately reflect the Company’s tax burden in all material respects for the period, property, or event recorded. All taxes, including tax in Tax Reports or taxes that any government agency believes shall be paid by the Company, or taxes levied on the Company’s property, assets, capital, turnover, or income have been paid in full (except for taxes fully reserved in the relevant Tax Reports). At present, there is no unfinished or potential inspection, inquiry or audit by a competent department on the Company. The tax that the Company shall withhold in accordance with the law has been withheld and handed over to the competent government agency, or the Company shall keep it properly. The Company does not have any material tax liability or obligation of any nature, unless such tax liability or obligation is (a) fully reflected in the Tax Reports; or (b) occurs during the normal operating activities of the Company since its establishment.

(11)

Property Ownership/No Incumbrance. Except for the cases listed in Article 1.1 of the Disclosure Schedules and the leased real estate, the Company has the complete and marketable rights of all other real estate (if any), and there is no liens or other incumbrances over these rights. With respective to the leased real estate, all leases of the Company are fully effective; all the rent and additional payments due have been paid; since the beginning of the original lease period, the Company has occupied properly, and there has not been any material violation of the provisions of the lease contract, nor has there been any material breach of contract or any event, situation or behavior that may lead to violation of the lease contract. The Company’s leased real estate is in good maintenance condition, and is sufficient to meet the current purpose of use (except for normal wear and tear).

The Company legally owns the material tangible movable property (or have legal right to use such tangible movable property) required to engage in the main business and is able to operate its tangible movable property independently. To the knowledge of the Warrantors, there is no contracts, agreements, commitments, documents or laws and regulations, government regulations, government requirements, measures, litigation or other legal procedures that may affect the Company’s legal and complete ownership or use of its tangible movable property in material respects. To the knowledge of the Warrantors, the Company’s use of the tangible movable property for business operation is in compliance with PRC laws and will not infringe the rights and interests of any third parties.

(12)

Employees. The Company does not violate the applicable PRC labor laws in any material respects (including but not limited to labor contracts, wages, working hours, social insurance and housing provident fund payment, etc.) nor is there any material liabilities, contingent liabilities or unpaid fees due to the requirements of applicable PRC labor laws. The Company has paid withholding tax on behalf of the employees to the relevant Government Agency, or has withheld and reserved on behalf of its employee payable amount that is not yet due for these Government Agencies, and the Company does not have any material amounts of unpaid wages, taxes, penalties or any material payments due to violation of the above-mentioned obligations. The Company does not have any unpaid economic compensation that should be paid for the termination of labor relations or other material payment obligation for similar compensation or compensation costs related to the employment relationship.

Except for social insurance and housing provident funds as required by the PRC laws and commercial insurance for its employees, the Company has not participated and is not subject to any other pension, retirement, profit sharing, deferred compensation or other employee benefit plan, arrangement, agreement or understanding, nor is there any other pension, retirement, profit sharing, deferred compensation, or other employee benefit plan, arrangement, agreement, or understanding that any employee or former employee (or its beneficiaries, if any) has the right to participate in or enjoy. The Company has been paying social insurance and housing provident funds for all employees in accordance with the law.

There are no pending labor controversy or disputes between the Company and its existing or former employees, and to the knowledge of the Warrantors, there are no potential labor controversy or disputes.

The Company has not entered into any collective contract or similar contract or arrangement with employees.

(13)

Material Contracts. Any Material Contract was executed under normal commercial conditions. Any Material Contract is a contract that is valid and binding in accordance with its terms (except for those that cannot be enforced due to bankruptcy, liquidation, reorganization or other similar laws that affect the general rights of creditors); there is no violation or breach of any Material Contracts in material respects by the Company, nor is there any matter that will constitute a material breach of contract by the Company; the Company has not received any notice on termination or cancellation of any Material Contract or in connection with breach under any Material Contract; and to the knowledge of the Warrantors, there is no violation or breach of any Material Contracts in material respects by the counter party(ies) thereof, nor is there any matter that will constitute a material breach of contract by the counter party(ies); in addition, the consummation of the transaction contemplated in this Agreement will not (and will not give anyone the right to) terminate or modify the Company’s rights under any Material Contracts, or accelerate the performance or increase the Company’s obligations under any Material Contracts, or create any liens or other incumbrances therefrom. There is no contract, agreement or other arrangement that grants to any person any priority to purchase the material assets or property of the Company (excluding purchases made in the normal course of business consistent with past practice).

“Material Contracts” refer to any material contracts to which the Company is a party, or involving any property or assets of the Company, including: (a) contract under which any party has obligation to pay RMB 5 million or more; (b) real estate lease contract; (c) exclusive cooperation/license contract, or contract involving non-compete or other clauses that restrict or interfere with the Company’s capacity of operation in any manner or in any jurisdiction; (d) contract stipulating line of credit; (e) contract stipulating securities provided by the Company; (f) contract granting power of attorney or similar authorization to any person; (g) contract involving right of first refusal; (h) contract involving any transaction between the Company and its Related Party(ies); (i) collective contract or contract providing severance (except statutory severance) to any officers, directors or employees, (j) contract that materially affects operation of the Company, or contract that is material to the Company’s operation; (k) contract stipulating that the Company shall make payment or provide benefits to third party(ies) as a result of consummation of the transactions contemplated under this Agreement; (l) material license agreement (including agreement under which the Company licenses Intellectual Property to other person(s), and agreement under which the other person(s) license Intellectual Property to the Company) or transfer agreement in connection with Intellectual Property; (m) contract that is not entered into in normal commercial terms; (n) contract to transfer, sell or dispose of material assets of the Company; (o) contract involving equity sale, equity acquisition, investment, financing, joint venture, merger and acquisition, restructure, profit sharing or change in control; (p) contract that creates incumbrances on the equity or material property of the Company; (q) strategic cooperation agreement entered into with any partner that is material to the operation and development of the Company; and (r) any memorandum of understanding, letter of intent, contract or agreement entered into with government departments (including enterprises solely owned or controlled by the State).

(14)	Intellectual Property.
(a)

As of the Closing Date, all Intellectual Property in connection with the business operation of the Company and the Licensed Pipelines are legally and beneficially owned by the Company or legally used with the permission of the owner(s) (as the case may be), and there are no incumbrances over such Intellectual Property. The Company’s Intellectual Property is sufficient to enable it to operate its business in its current state.

(b)

Article 1.2 of the Disclosure Schedules sets forth a list of Intellectual Property of the main Pipelines of the Company and Intellectual Property transferred to the Company. To the knowledge of the Warrantors as of the Signing Date, there are no notices, statements, claims, opposition, cancellation or litigation by third parties that allege the Intellectual Property used by the Company as invalid.

(c)

All licenses of Intellectual Property used by the Company are fully effective. The Company has not, as of the Signing Date and the Closing Date, breached any of the material terms of the licenses, and the counter party(ies) to the licenses have not stated in writing that it will breach the contract.

(d)

To the knowledge of the Warrantors as of the Signing Date, the Company has not interfered with, infringed, improperly used or violated the Intellectual Property of third parties due to the use of Intellectual Property or licensed Intellectual Property, nor has it received any allegations, complaints, claims, demands or notices claiming any such interference, infringement, improper use or violation. In addition, to the knowledge of the Warrantors, no third party has interfered with the Company’s Intellectual Property, or infringed, improperly used or violated the same.

(15)

Litigation. There are no pending or threatened litigation, arbitration or other legal proceedings against the Company or its property or rights by any court or arbitral tribunal, and there are no pending or threatened administrative or other proceedings by any Government Agency (including investigations by such Government Agency), which may cause Material Adverse Changes to the Company’s right or ability to continue its current business, or to the Company’s financial or other conditions, property or assets; there is no valid basis for initiating such litigation, arbitration, legal proceedings, administrative and other procedures or investigations. The Company is not bound by any judgment, order or ruling made in any litigation, arbitration or other legal proceedings that may cause Material Adverse Changes to its operations. The Company has not received any notice of material disputes or claims under any contract.

(16)

Compliance. The Company has not (a) materially violated the law; (b) materially violated approval of any relevant Government Agency; (c) violated the provisions of its articles of association, or (d) failed to perform or comply with any material obligations, agreements, covenants or conditions in any contract on which it is a party or which binds it or any of its property. The Company has not received any notification of such breach of contract, violation or omission, whether have occurred or may occur.

(17)

Books and records. The Company’s books and records are true and accurate in all material respects, without any material inaccuracies or inconsistencies, and are prepared and maintained in accordance with applicable laws and good business practices, so as to enable the Company to prepare its financial statements in accordance with the generally accepted accounting principles of the PRC. The Company’s meeting minutes book accurately reflects in all material aspects all the important actions and legal procedures that have been taken by the Company’s shareholders and the Board of Directors as of the record date.

(18)

External Shareholdings and External Working by Senior Officers. Except as expressly stated in Article 1.3 of the Disclosure Schedules, to the knowledge of the Warrantors, no Senior Officers of the Company directly or indirectly own, manage, control, or invest in any business that competes with the business of the Company (“Competing Business”), act as a director, management, advisor or employee of any company or entity engaged in such business, or hold any equity or share in any company or entity engaged in such business (except holding not more than 5% of all outstanding shares of a listed company).

(19)

Disclosures. All documents, materials and information provided by the Company in the course of due diligence by the Investors are true, accurate, complete and valid, and are not misleading. Documents, statements and information related to the Company that would be reasonably expected to materially affect the Investors’ intention to consummate the transaction contemplated hereunder have been disclosed to the Investors without material omissions.

5.2

Representations and Warranties of Series A Round Investors, Investors and I-Mab HK. Series A Round Investors, Investors and I-Mab HK) separately but not jointly represent and warrant to Other Parties as follows:

(1)

Legal or Corporate Status. Such party is a partnership or company legally established and effectively existing according to the law of its place of registration, or a natural person with full capacity for civil rights and civil conduct.

(2)

Authorization and Enforceability. This Agreement is duly authorized, and after executed by the Parties, shall constitute a valid and legally binding agreement on such party; the form of this Agreement is lawful, and is enforceable upon such party in the PRC.

Article 6Transitional Period Covenants

6.1	Business Operation
(1)	From the Signing Date of this Agreement to the Closing Date, except for implementing the transactions contemplated hereunder, the Company and the Management shall take the following actions:

(a)	In the normal course of business, conduct business in a manner that is in compliance with Applicable Laws and is consistent with past practices and prudent business practices;
(b)	Ensure the integrity of existing business organization;
(c)	Maintain all operating assets and equipment (including any owned or licensed Intellectual Property) in normal operation and good maintenance;
(d)	Renew and update registered Intellectual Property rights in the normal course of business;
(e)	Promptly notify the Investors of any material violation of the Company’s representations and warranties, or any material violation of other terms of this Agreement.
(2)

The Company and the Management covenant that from the Signing Date of this Agreement to the Closing Date, except for implementing the transactions contemplated hereunder, none of the Company and the Management shall take any of the following actions without the Investors’ prior written consent:

(a)	Terminate the operation of the Company’s existing business or substantially change any part of its business behavior;
(b)	Sell or dispose of all or most of the Company’s intangible assets or assets;
(c)	Distribute any profits among shareholders through the distribution of dividends, capitalization of provident funds and otherwise;
(d)	Create or amend terms and conditions of any employee equity incentive plan without the written consent of the Investors;
(e)	Amend the Company’s previously adopted financial rules or change the Company’s fiscal year;
(f)

Increase or reduce registered capital, change of equity (except for matters for purposes of the transactions contemplated hereunder), or attract any investment or obtain any investment commitments other than those contemplated hereunder;

(g)	Change the company form;
(h)	Sell, transfer, license, mortgage, create any incumbrance or otherwise dispose of any trademarks, patents, copyrights or other Intellectual Property owned by the Company;
(i)	Adopt any resolution to terminate the Company or conduct any merger, division, bankruptcy, reorganization, liquidation, dissolution or designation of receiver or similar events of the Company;
(j)	Except for purpose of performing this Agreement, amend or restate the Company’s articles of association;
(k)	Approve any transfer of equity of the Company; or
(l)	Enter into commercial cooperation with any third party on the Pipelines to be injected into the Company, including but not limited to joint development, external licensing and other cooperation.

6.2

Exclusivity. The Company and the Management covenant that from the Signing Date of this Agreement to the earlier to occur of: (1) the Closing Date; (2) the date of termination of this Agreement, without the Investors’ prior written consent or unless otherwise agreed in this Agreement, the Company and the Management may not, and shall procure their Affiliates and their respective directors, supervisors, senior officers, employees, representatives or agents not to:

(1)

Initiate, induce or instigate sale or other disposal of equity in the Company, or any inquiry, quotation or offer related to acquisition or merger of the Company (each referred to as an “Alternative Transaction”);

(2)	Participate in any discussions or negotiations on any Alternative Transactions, or provide or disclose any information about the Company or the business for any Alternative Transactions; or
(3)	Enter into any binding or non-binding written or oral agreement, arrangement or understanding for any Alternative Transactions.
6.3

Notification of Specific Matters. Each Party to this Agreement covenants that from the Signing Date to the Closing Date of this Agreement, it shall notify the Other Parties and provide the corresponding supporting documents immediately after knowledge of the following matters:

(1)	Any facts or circumstances that constitute a material violation of its representations and warranties made in this Agreement; or
(2)

Become aware of the occurrence of certain facts or circumstances after the Signing Date of this Agreement, and the occurrence of these facts or circumstances will or may cause material violation of such representations and warranties made by the Party.

Article 7Other Agreements and Covenants

7.1

Equity Incentive Plan. The Parties agree that within 5 months after the completion of the Closing, the Company will implement the Company’s employee equity incentive plan (the “ESOP”) by way of additional subscription of the Company’s registered capital by Hangzhou Lanjing or a separately established ESOP Holdco to acquire 8% equity in the Company after the capital increase at that time. For such ESOPs: (a) the unit exercise price for equity represented by per USD 1 of registered capital is the RMB equivalent of USD 1, (b) subject to the grantees of incentives continuing to work in the Company and passing the relevant annual performance assessment tests, 50% of the relevant award granted under the ESOP will be vested on the two (2) years’ anniversary of the grant date (i.e. the date when the Company and the grantee of incentives signed the equity incentive award document), and 100% of the relevant award will be vested on the three (3) years’ anniversary of the grant date; however, upon occurrence of a Deemed Liquidation Event (as defined in the Shareholders Agreement), all unvested award then held by the grantees of equity incentive will be fully vested. Adoption and amendment of the ESOP and its specific implementation plan shall be subject to approval by the Company’s Board of Directors as agreed in the Shareholders Agreement. The Parties hereby acknowledge and agree that any equity held by the ESOP Holdco in the Company shall only be used for grant of equity incentives under equity incentive plan in accordance with the decision of the Board of Directors, and unless for the purpose of implementing the equity incentive plan and approved by resolution of the Board of Directors, the ESOP Holdco shall not directly or indirectly transfer, pledge, create incumbrance or otherwise dispose of any equity held by it in the Company.

7.2

Intellectual Property Protection. After the Closing, the Company shall exert all commercially reasonable efforts to obtain lawful ownership or right of use of Intellectual Property (including but not limited to patents, trademarks, copyrights, know-how, domain names and trade secrets, etc.) required for the Company’s business and operation activities, and exert all efforts to protect the Company’s Intellectual Property from infringement by any third party.

7.3

Operation in Compliance with Laws. After the Closing, the Company shall comply with relevant Applicable Laws in all material aspects, continuously improve corporate governance of the Company in various aspects (including without limitation clinical trials, human generic resources, environmental protection, health and security, finance, labor, Intellectual Property, social insurance, housing provident fund, taxes and business) and maintain the validity of the licenses required to operate its business. If, after the Closing Date, in accordance with the relevant Applicable Laws or the requirements of Government Agencies, there is a need to obtain relevant concessions, licenses, permits, approvals, waivers, consents, authorizations, registrations or filings (“Government Licenses”) for any matter or action involved in the Company’s business or its business operations, the Company shall take all necessary measures and actions to obtain such Government Licenses in a timely manner. The Company shall maintain insurance for its business and Target Pipelines in compliance with the laws.

7.4

Tax Payment. Each Party shall be responsible for the taxes in connection with the transactions contemplated hereunder on which it is levied or which it is responsible to pay. The Company will conduct business operation in compliance with the laws and regulations, and shall not engage in any activities or behaviors that involve violations of laws and regulations, including but not limited to any violations of laws and regulations related to taxation and tax collection.

Article 8Liability for Breach of Contract; Indemnification

8.1

Default of contract. If any Party fails to duly or fully fulfill its obligations, covenants or other agreements under this Agreement or other Transaction Documents, or the representations and warranties made by the Party under this Agreement and other Transaction Documents are untrue, inaccurate or incomplete, then such Party shall be regarded as having breached the contract.

8.2

Liability for Breach of Contract; Indemnification. When the breach of contract described in Article 8.1 above occurs, the breaching Party shall indemnify the non-breaching Parties for any direct losses suffered by the non-breaching Parties as a result of the breach by the breaching Party (“Loss”). The breaching Party’s indemnification against the non-breaching Parties’ Loss or taking of liability for breach shall not affect the non-breaching Parties’ right to require the breaching Party to continue to perform the Agreement or their rights to terminate this Agreement. Subject to other provisions of the Transaction Documents, in the event the Company fails to close a Qualified IPO as a result of I-Mab HK’s rejection to perform its obligations, covenants or other agreement under this Agreement or under other Transaction Documents to resolve issues of horizontal competition and/or related party transactions to the extent such issues create obstacles to the Qualified IPO, provided that other Parties agree to cooperate, notwithstanding provisions of Article 3.5 (1) of the Shareholders Agreement, the repurchase price which the Investors are entitled to will be the higher of the repurchase price set forth in Article 3.5 (1) of the Shareholders Agreement, and the value of relevant equity based on appraisal by an appraiser to be jointly designated by the Parties at that time.

Article 9Effectiveness, Amendment and Termination of the Agreement

9.1

Effectiveness. This Agreement shall take effect on the date when it is executed by the Parties or their authorized representatives (Chinese legal persons and unincorporated organizations must also affix their official seals).

9.2

Amendment. This Agreement shall take effect on the date when it is executed by the Parties or their authorized representatives (Chinese legal persons and unincorporated organizations must also affix their official seals).

9.3	Termination. This Agreement may be terminated prior to the Closing Date under any of the following circumstances:
(1)	With the unanimous written consent of all Parties;
(2)	Terminated pursuant to Article 3.2;
(3)

Any Party breaches this Agreement as described under Article 8 hereof, and does not cure the breach within thirty days (30), or the breach have occurred for twice or more cumulatively, then the non-breaching Parties shall have the right to unilaterally terminate this Agreement;

(4)	If force majeure occurs and as a result the fundamental purpose of this Agreement cannot be achieved, any Party may terminate this Agreement.

9.4

Effect of Termination. When this Agreement is terminated in accordance with Article 9.3, except Article 1 (Definitions), Article 8 (Liability for Breach of Contract; Indemnification), Article 10 (Miscellaneous) and this Article 9.4, this Agreement shall be invalid and shall no longer be binding or effective on the Parties who terminate the Agreement, and such Parties will be no longer required to bear the responsibilities and obligations under this Agreement; provided, however, despite termination of this Agreement, a Party shall still be liable for any losses incurred by the Other Parties as a result of its breach of this Agreement before the termination. For the avoidance of any doubt, in case of termination due to circumstances under Article 9.3 (2) or Article 9.3 (3) hereof, such termination of the Agreement shall take effect only between the Investor(s) to who such termination is related and the Company, and effectiveness of the Agreement between the other Investor(s) and the Company shall not be impacted; in such case, this Agreement shall be correspondingly adjusted so as to remove the Investors to whom the termination is related.

Article 10Miscellaneous

10.1

Fees. The Investors shall respectively bear the transaction costs that are incurred due to transactions contemplated under this Agreement, including but not limited to, professional services fees incurred by the Investors and their consultant (including but not limited to accountants, lawyers, etc.) to carry out due diligence, draft Transaction Documents, or participate in negotiations; provided, however, the Company agrees that,(a) if the Closing is completed successfully, or (b) if the Closing fails to occur due to reasons attributable to the Company, then the Company will bear the Investors’ transaction costs up to an aggregate amount of RMB Fifty Thousand (50,000). Subject to the Company’s receipt of a legal invoice for the relevant fees provided by a third-party service organization, the Company will pay such fees to the third-party service organization.

10.2	Notice.
(1)

All notices, claims, requests, consents, waivers and other communications required or permitted under this Agreement shall be in writing (including telegram, fax or similar written form) and shall be sent, delivered or mailed, e-mailed or faxed to the following addresses:

Company, Hangzhou Yijing and Hangzhou Lanjing:	I-Mab Biopharma (Hangzhou) Co., Ltd.
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***
I-Mab Shanghai:	I-Mab Biopharma Co., Ltd.
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***

Investors:	Pingtan Wenzhou Ruihe Investment Partnership (Limited Partnership)
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***
Huzhou Jingyun Equity Investment Partnership (Limited Partnership)
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***
Pingtan Wenzhou Ruizhi Investment Partnership (Limited Partnership)
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***
Jiaxing Hongtong Investment Partnership (Limited Partnership)
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***

Qingdao Zhongou Industry Investment Partnership (Limited Partnership)
Attention:	***
Phone:	***
E-mail:	***
Address:	***
Qingdao Haiyang Innovation Investment Co., Ltd.
Attention:	***
Phone:	***
E-mail:	***
Address:	***
Ningbo Yijing Management Partnership (Limited Partnership)
Attention:	***
Phone:	***
E-mail:	***
Address:	***
Ningbo Hangjing Management Partnership (Limited Partnership)
Attention:	***
Phone:	***
E-mail:	***
Address:	***
Ningbo Zhengjing Management Partnership (Limited Partnership)
Attention:	***
Phone:	***
E-mail:	***
Address:	***

Existing Shareholders:	I-MAB BIOPHARMA HONGKONG LIMITED
	Attention:	***
	Phone:	***
	E-mail:	***
	Address:	***

(2)

Each notice, request or other communication delivered or served in accordance with the provisions of Article 10.2 (1) shall be deemed as delivered or served as follows: (a) if sent by a courier company or personally delivered, it shall be deemed as delivered when the relevant notice, request or communication is sent to the above-mentioned address; (b) if sent by fax, then the relevant notice, request or communication shall be deemed as delivered when it is transmitted to the above fax number and the report of successful fax transmission is obtained; (c) if sent by e-mail, it shall be deemed as delivered twenty-four hours after the date on which the e-mail containing the relevant notice, request or communication as recorded by the sender’s computer is sent, provide, however, if the sender does not receive the recipient’s confirmation of receipt of the above e-mail within twenty-four hours (except for automatic email confirmation of receipt), the above notice, request or other communication shall be sent by courier or fax by the end of the same day. The addresses and e-mails provided by the Parties be used as the address for service of dispute resolution under this Agreement. The confirmed address for service applies to all stages of dispute resolution, including arbitration, first instance, second instance, retrial, and execution, etc.

10.3

Governing law. This Agreement shall be governed by and be construed in accordance with the PRC (for the purposes of this Article only, it does not include the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) laws.

10.4

Dispute Resolution. In the event of is a dispute over the interpretation or performance of this Agreement, the Parties shall firstly attempt to resolve the dispute through friendly consultation. If the dispute cannot be resolved through consultation within thirty (30) days after one Party delivers written notice to the Other Parties requesting the commencement of consultation, then any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration, and the arbitration shall be conducted in Hangzhou according to the said commission’s arbitration rules then in force. The arbitration award shall be final and binding on all Parties and cannot be appealed. The arbitration costs shall be borne by the losing party unless the arbitration award provides otherwise. When any dispute occurs and when any dispute is under arbitration, except the matter under disputes, the Parties shall continue to exercise their other rights and perform their other obligations under this Agreement.

10.5

Confidentiality. Each of the Parties shall not, and shall cause its respective Affiliates, shareholders, directors, senior officers, employees, representatives or agents not to, directly or indirectly disclose the existence of this Agreement or any information related to the transactions contemplated hereunder (including any information obtained by the Party during the course of the negotiation and execution of this Agreement), unless (a) it has obtained the prior written consent of the non-disclosing Parties, or (b) such information is required to be disclosed by the applicable laws and is only disclosed to the extent necessary to comply with the applicable laws or any regulations or policies of any stock exchange, provided, however that the disclosing Party shall, within a reasonable time before the disclosure or submission of the relevant information, seek opinions of the Other Parties on such disclosure and submission, and that if required by the Other Parties, the disclosing Party shall seek for confidential treatment of the disclosed or submitted information to the extent possible. Before the Closing, without the written consent of the Investors, the Company shall not disclose the investment that the Investors intend to make to the Company according to this Agreement to the public through press conferences, industry or professional media, marketing materials or other means; however, each Investor has the right to disclose to the investors of its fund or its consultant in a non-public manner about the investment that such Investor intends to make in the Company under this Agreement, provided that the recipients shall have agreed to maintain the confidentiality of the relevant confidential information. Notwithstanding the foregoing, I-Mab 天境生物, I-Mab HK’s parent company, being a company listed in the United States, shall have the right to disclose the Company’s financing information in accordance with the requirements of U.S. securities laws without the need for separately obtaining the Parties’ consent. After the Closing, each of the Company, I-Mab HK and the Investors shall have the right to disclose the existence of the Investors’ investment in the Company to third parties or the public; provided, however, the Investors shall seek the opinions of I-Mab HK when disclosing information related to the Company’s investment matters, with a view to comply with the information disclosure requirements under the U.S. securities laws.

10.6

Severability. The obligations under this Agreement shall be regarded as separate obligations and be independently enforceable. When one or more obligations of this Agreement are unenforceable, the enforceability of other obligations shall not be affected. If this Agreement is not enforceable against any Party, the enforceability of this Agreement among the Other Parties shall not be affected. If one or more of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any respect according to any applicable law, or a government agency requests amendment of one or more provisions of this Agreement, the validity, legality and enforceability of the remaining provisions shall not be affected or damaged in any way. The Parties shall endeavor to replace these invalid, illegal or unenforceable provisions with valid provisions through sincere consultations, and the economic effects of such valid provisions shall be as similar as possible to those of the invalid, illegal or unenforceable provisions.

10.7

Entire Agreement. This Agreement (including the other Transaction Documents and any other documents referred to or contemplated hereunder or thereunder) constitutes the entire agreement among the Parties with regard to the subjects hereof, and supersedes any other agreements or intentions previously reached by the Parties on the same subjects.

10.8

Assignment. Prior to completion of its capital contribution obligations, an Investor may assign its rights and obligations under this Agreement to its Affiliates, and such assignment does not require prior consent of Other Parties or the Company. After completion of its capital contribution obligations, an Investor has the right to assign its rights and obligations under this Agreement to any third party along with the sale or transfer (if any) of its equity in the Company to such third party; provided, however, such equity transfer shall be subject to the other Investors’ right of first refusal under the Shareholders Agreement. Notwithstanding anything to the contrary herein, after completion of its capital contribution obligation, any Investor may transfer its then effective rights and obligations under the Agreement to its Affiliates along with the sale or transfer (if any) of its equity in the Company, which transfer or assignment shall not be subject to any other shareholders’ consent, right of first offer, right of first refusal, co-sale rights or similar rights. Except the foregoing, without the prior written consent of each other Party, no Party shall assign its rights or obligations under this Agreement; any assignment without the Other Parties’ consent shall be invalid.

10.9

Counterparts. This Agreement is written in Chinese. This Agreement shall be signed in 20 original copies. Each Party shall hold one (1) original copy, and the remaining original copies shall be held by the company. Each copy of this Agreement shall be equally effective.

10.10

Priority. If, in order to request any government agency to carry out any specific act, separate agreements in connection with the transactions contemplated hereunder (including but not limited to, the Investment Agreement, the Company’s articles of association or amendments to the articles of association, as may be amended from time to time, etc.) have to be signed in accordance with the standard templates or requirements of the government agency, this Agreement shall control over any such agreements, and such agreements shall only be used to request the government agency to implement the specific act, and shall not be used to establish or as an evidence of any rights or obligations of the relevant parties on matters that may be stipulated in such agreements.

(No text below)

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Company:

I-Mab Biopharma (Hangzhou) Co., Ltd.
(Seal)

/s/Lili Qian
Name: Lili Qian
Position: General Manager

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

I-Mab Shanghai:

I-Mab Biopharma Co., Ltd.

(Seal)

/s/ JINGWU ZHANG ZANG
Name: JINGWU ZHANG ZANG
Position: CHAIRMAN

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Pingtan Wenzhou Ruihe Investment Partnership (Limited Partnership)

(Seal)

/s/ Shuguang Wang
Name: Shuguang Wang
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Huzhou Jingyun Equity Investment Partnership (Limited Partnership)

(Seal)

/s/ Danjun Kong
Name: Danjun Kong
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Pingtan Wenzhou Ruizhi Investment Partnership (Limited Partnership)

(Seal)

/s/ Shuguang Wang
Name: Shuguang Wang
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Jiaxing Hongtong Investment Partnership (Limited Partnership)

(Seal)

/s/ Haifang Wang
Name: Haifang Wang
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Qingdao Zhongou Industry Investment Partnership (Limited Partnership)

(Seal)

/s/ Yuanyi Ji
Name: Yuanyi Ji
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Qingdao Haiyang Innovation Investment Co., Ltd

(Seal)

/s/ Bingbing Liu
Name: Bingbing Liu
Position: Delegated Representative of Legal Representative

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Ningbo Yijing Management Partnership (Limited Partnership)

(Seal)

/s/ Lili Qian
Name: Lili Qian
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Ningbo Hangjing Management Partnership (Limited Partnership)

(Seal)

/s/ Lei Wang
Name: Lei Wang
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Investor:

Ningbo Zhengjing Management Partnership (Limited Partnership)

(Seal)

/s/ Daling Zhang
Name: Daling Zhang
Position: Delegated Representative of Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Existing Shareholder:

I-MAB BIOPHARMA HONGKONG LIMITED

/s/ JINGWU ZHANG ZANG
Name: JINGWU ZHANG ZANG
Position: DIRECTOR

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Existing Shareholder:

Hangzhou Yijing Biotech Partnership (Limited Partnership)

(Seal)

/s/ Lili Qian
Name: Lili Qian
Position: Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

Existing Shareholder:

Hangzhou Lanjing Biotech Partnership (Limited Partnership)

(Seal)

/s/ Lili Qian
Name: Lili Qian
Position: Executive Affairs Partner

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

The Management:

/s/ Lili Qian
Lili Qian

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

The Management:

/s/ Zhengsong Zhang
Zhengsong Zhang

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

The Management:

/s/ Yunfei Zhang
Yunfei Zhang

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

The Management:

/s/ Lihong Lou
Lihong Lou

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

The Management:

/s/ Kai Zhou
Kai Zhou

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Parties have been in person or caused their respective authorized representatives to execute this Agreement on the date first above written.

The Management:

/s/ Fang Yin
Fang Yin

Signature Page to Investment Agreement

Schedule 1:

Amended Articles of Association

Schedule 1

Schedule 2:

Shareholding Structures of the Company

Immediately Before the Closing of This Capital Increase

Schedule 3

Schedule 3:

Closing Certificate

Schedule 3

Schedule 4:

List of Key Employees

Schedule 4

Schedule 5:

Disclosure Schedules

Schedule 5